Exhibit 10.39

RALPH LAUREN CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (the "Agreement"), is made, effective as of the [Date] (the "Grant Date"), between Ralph Lauren Corporation, a Delaware corporation (hereinafter called the "Company"), and [Employee Name] (hereinafter called the "Participant").

R E C I T A L S:

WHEREAS, the Company has adopted the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan (the "Plan") which Plan is incorporated herein by reference, made part of this Agreement, and may be reviewed here [website link to Plan]. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance-based restricted stock unit award provided for herein ("Performance-Based Restricted Stock Unit Award" or "PRSU Award") to Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Grant of the Performance-Based Restricted Stock Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement as well as the Appendices to this Agreement, the Company hereby grants to the Participant a Performance-Based Restricted Stock Unit Award consisting of [Number of Share Units] Performance-Based Restricted Stock Units ("PRSUs"). The PRSUs shall vest and become non-forfeitable in accordance with Section 2 hereof.

2.	Vesting.

(a)
Except as otherwise provided in this Agreement, the PRSU Award shall be eligible to vest as described below following a one-year performance period consisting of the Company’s fiscal year ____, and shall be subject to (a) the Participant’s continued service as an Employee of the Company through the First Vesting Date, Second Vesting Date, and Third Vesting Date (each as defined below), as applicable, and (b) the attainment of one or more performance goals established by the Committee, in its sole discretion. Subject to these conditions, the PRSUs shall vest and become non-forfeitable with respect to one-third (1/3)

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of the PRSUs initially granted hereunder on each of (i) the date that is as soon as administratively practicable but not later than thirty days after the PRSU Certification Date (as defined below) (the "First Vesting Date"), (ii) a date specified by the Company that is on or about the first anniversary of the First Vesting Date (the "Second Vesting Date"), and (iii) a date specified by the Company that is on or about the second anniversary of the First Vesting Date (the "Third Vesting Date"). Not later than ninety (90) days following the last day of the Company’s fiscal year ____, the Committee shall certify the level of performance achieved with respect to the above-referenced one-year performance period (the date of such certification being referred to as the "PRSU Certification Date"). With respect to the grant of the PRSU Award, except as otherwise provided for in this Agreement, Participant shall be eligible to vest in 100% of the PRSUs if the aforementioned performance goal(s) are achieved, but no PRSUs shall vest, and they shall all instead be forfeited, if the aforementioned performance goal(s) are not achieved.

(b)	Once vested, the PRSUs shall be paid to Participant in Shares as soon as administratively practicable, but not later than thirty (30) days, after their applicable vesting date.

(c)
Notwithstanding the foregoing, in the event the above vesting schedule results in the vesting of any fractional Shares, such fractional Shares shall not be deemed vested hereunder but shall instead only vest and become non-forfeitable when such fractional Shares aggregate whole Shares.

(d)
If the Participant’s service as an Employee of the Company is terminated for any reason other than due to the Participant’s death or Disability, or due to Participant’s Retirement (as defined below), the PRSUs shall, to the extent not then vested, be forfeited by the Participant without consideration.

(e)
In the event that Participant’s employment is terminated by reason of death, Disability or Retirement of the Participant within the first year following the Grant Date of this Agreement, Participant shall be entitled to vest in the PRSUs that would have otherwise vested had service continued through the First Vesting Date, with such PRSUs vesting on that date subject to the achievement of the performance goals. All PRSUs that do not vest in accordance with the preceding sentence shall be forfeited and cancelled automatically at the time of the Participant’s death, Disability or Retirement. In the event that Participant’s employment is terminated by reason of death, Disability or Retirement after the first year following the Grant Date of this Agreement, Participant shall be entitled to vest in all remaining unvested PRSUs on the same dates they would have

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vested had Participant’s employment continued through such dates subject to the achievement of the applicable performance goals.

(f)
For purposes of this Agreement, "Retirement" shall mean Participant’s termination of employment for any reason (other than for Misconduct as defined in Appendix A to this Agreement) after: (a) Participant has attained age 55 and completed at least seven (7) years of continuous service as an employee of the Company or an Affiliate; or (b) Participant has attained age 65. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that Participant has violated any of the Obligations in Appendix A to this Agreement, the Participant shall not be deemed to be eligible for Retirement and all PRSUs that have not been settled shall be forfeited effective as of the date that the violation first occurred.

3.
Rights as a Stockholder. Neither the Participant or any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any PRSUs unless and until the PRSUs have vested and been issued as Shares in accordance with the Plan, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant. After such vesting, issuance, recordation, and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

4.
No Right to Continued Employment. Participant understands and agrees that this Agreement does not impact in any way the right of the Company to terminate or change the terms of the employment of Participant at any time for any reason whatsoever, with or without good cause provided in accordance with applicable local law. Participant understands and agrees that, unless contrary to applicable local law or there is an employment contract in place providing otherwise, his or her employment is "at-will," and that either the Company or Participant may terminate Participant’s employment at any time and for any reason subject to applicable local law.

5.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying RSUs. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

6.	Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree

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to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder ("Section 409A"), including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that anything provided hereunder may be subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the PRSU Award under this Agreement from Section 409A and/or preserve the intended tax treatment of the PRSU Award provided with respect to this Agreement or (b) comply with the requirements of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if and to the extent that any amount payable hereunder constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A (and not exempt therefrom), then: (a) to the extent required by Section 409A any references to termination of employment (or similar references) shall be deemed a reference to a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and (b) if Participant is determined to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then no payment that is payable on account of Participant's "separation from service" shall be made before the date that is at least six months after Participant's "separation from service" (or if earlier, the date of Participant's death), but rather all such payments shall be made on the date that is five business days after the expiration of that six month period. For the avoidance of doubt, no payment shall be delayed for six months after Participant's "separation from service" if it constitutes a "short term deferral" within the meaning of Section 1.409A-1(a)(4) of the Department of Treasury Regulations. For purposes of Section 409A, Participant's right to receive payments hereunder shall be treated as a right to receive a series of separate and distinct payments. The determination of whether Participant is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Participant's separation from service shall be made by the Company in accordance with the terms of Section 409A.

7.
Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company with respect to such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

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8.
Appendices. Appendix A attached hereto, entitled "Post-Employment Obligations," and Appendix B attached hereto, entitled "Terms and Conditions for Non-U.S. Participants," are fully incorporated into, and form a part of, this Agreement.

9.
Withholding. As authorized by Section 14(d) of the Plan, when Shares are distributed after vesting, a portion of the Shares may be withheld to satisfy tax withholding requirements, and the net Shares shall then be delivered.

10.
Choice of Law. This Agreement, including its Appendices, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts of the United States for the Southern District of New York, and no other courts.

11.
Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax, or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants, or directors, and/or for the purpose of taking advantage of tax favorable treatment for PRSU Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any PRSU Awards granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules or procedures applicable to particular Subsidiaries or Participants residing in particular locations; and (iii) take any action, before or after a PRSU Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules or procedures with provisions that limit or modify rights on eligibility to receive PRSU Awards under the Plan or on termination of service, available methods of vesting or settlement of a PRSU Award, payment of tax-related items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class A Common Stock of the Company, and the handling of stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take actions hereunder, and no PRSU Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

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12.
Exchange Rates. Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Participant’s PRSU Award or of any amounts due to the Participant pursuant to the vesting or other settlement of the PRSU Award or, if applicable, the subsequent sale of Shares acquired upon vesting.

13.
PRSU Award Subject to Plan. By accepting this Agreement and the Award evidenced hereby, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, that the Plan forms a part of this Agreement, and that if there is a conflict between this Agreement and either the Plan or the provision under which the Plan is administered and governed by the Committee, the Plan and/or the determination of the Committee will govern, as applicable. This Agreement is qualified in its entirety based on the determinations, interpretations and other decisions made within the sole discretion of the Committee.

14.
Conflict with any Employment Contract. If Participant has entered into an authorized, written employment contract with the Company, the terms of that authorized, written employment contract shall prevail over any conflicting provisions in this Agreement.

15.	Acknowledgments. By participating in the Plan, the Participant understands and agrees that:

a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b)
the grant of PRSU Awards is voluntary and occasional and does not create any contractual or other right to receive future PRSU Awards, or benefits in lieu of these awards, even if PRSU Awards have been granted in the past;

c)	all decisions with respect to future PRSU Awards, if any, will be at the sole discretion of the Committee;

d)	the Participant is subject to the Company’s Securities Trading Policy;

e)	the Participant is voluntarily participating in the Plan;

f)
any PRSU Awards and the Company’s Class A Common Stock subject to awards, and the income and value of same, are not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday

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pay, long-service awards, pension or retirement or welfare benefits or similar payments, if any; and

g)	no claim or entitlement to compensation or damages shall arise from the forfeiture of a PRSU Award (either in whole or in part) resulting from the Participant’s termination of employment or service.

PARTICIPANT MUST EXECUTE THIS AGREEMENT BY NO LATER THAN AUGUST 31, ____, OR THE PRSU AWARD SHALL BE FORFEITED.

[ELECTRONIC SIGNATURE BLOCK]

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APPENDIX A
POST-EMPLOYMENT OBLIGATIONS
As a recipient of the Company equity award (the "Award") described in the agreement to which this Appendix is attached (the "Agreement"), you have the opportunity to build long-term personal financial value. In exchange for this opportunity, in the event you leave the Company you will be subject to a Confidentiality, a Non-Compete and a Non-Solicitation obligation, as defined below (the "Obligations"), which may restrict your conduct after your employment with the Company ends. If you execute the Agreement, you will receive the Award described in the Agreement and be subject to these Obligations.

Confidentiality
You will at all times during and after your employment with the Company faithfully hold the Company’s Confidential Information (as defined below) in the strictest confidence, and you will use your best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of your duties in good faith to the Company. You will not use Confidential Information for your personal benefit or for the benefit of any competitor or other person. "Confidential Information" means certain proprietary techniques and confidential information as described below, which have great value to the Company’s business and which you acknowledge is and shall be the sole and exclusive property of the Company. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company and/or its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Upon termination of your employment with the Company, regardless of the reason for such termination, you will return to the Company all documents and other materials of any kind that contain Confidential Information. You understand that nothing in this Appendix A or otherwise in this Agreement shall be construed to prohibit you from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a

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charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

Non-Compete
You covenant and agree that during your period of employment, and for a period of six (6) months following the termination of your employment if such termination is voluntarily initiated by you for any reason, or if such termination is initiated by the Company because of your Misconduct, as that term is defined in the Addendum below, you shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a "Competing Business." For purposes hereof, "Competing Business" shall mean any business engaged in the designing, marketing or distribution of premium lifestyle products, including but not limited to apparel, home, accessories and fragrance products, which competes in any material respects with the Company or any of its subsidiaries, affiliates or licensees. Nothing in this Non-Compete prohibits you from owning, solely as an investment, securities of any entity which are traded on a national securities exchange if you are not a controlling person of, or a member of a group that controls such entity, and you do not, directly or indirectly, own 5% or more of any class of securities of such entity.

Non-Solicit
You covenant and agree that during your period of employment, other than in the course of performing your duties in good faith, and for a period of one (1) year following the termination of your employment for any reason whatsoever hereunder, you shall not directly or indirectly solicit or influence any other employee of the Company, or any of its subsidiaries, affiliates or licensees, to terminate such employee’s employment with the Company, or any of its subsidiaries, affiliates or licensees, as the case may be. As used herein, "solicit" shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.

All determinations regarding enforcement, waiver, or modification of any provision of this Agreement shall be made in the Company’s sole discretion. Such determinations need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

This Appendix A to the Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Appendix A to the Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Appendix A to the Agreement.

The Obligations in this Appendix A to the Agreement are in addition to, and independent of, any other non-compete, non-solicit, confidentiality, or other post-employment obligation you may have with the Company, whether under the Company’s employment policies or under applicable

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law. Notwithstanding the foregoing, if you have entered into a written, authorized employment agreement with the Company, or with one of its subsidiaries or affiliates, which contains a non-compete provision, than this Appendix A shall not be enforceable against you.

Except as provided in the preceding paragraph, this Appendix A to the Agreement contains the entire agreement between the parties with respect to the subject matter therein and supersedes all prior oral and written agreements between the parties pertaining to such matters. This Agreement cannot be modified except in a writing signed by the Company and you.

The terms of this Appendix A to the Agreement shall be governed by the laws of the State of New York without regards to its principles of conflicts of laws. Recipients of an Award subject to the Agreement are deemed to submit to the exclusive jurisdiction and venue of the federal and state courts of New York, County of New York, to resolve any and all issues that may arise out of or relate to the Agreement, including but not limited to any and all issues that may arise out of this Appendix A to the Agreement.

By executing the Agreement, you acknowledge and agree that in exchange for the Company granting you the equity award described in the Agreement, you will be subject to the Obligations set forth above.

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ADDENDUM

The term "Misconduct" shall be defined for purposes of this Appendix A as follows:

i.	an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by you; or

ii.	any action by you causing damage to or misappropriation of Company assets; or

iii.	your wrongful disclosure of Confidential Information of the Company or any of its affiliates; or

iv.	your engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or

v.
your breach of any employment policy of the Company, including, but not limited to, conduct relating to falsification of business records, violation of the Company’s code of business conduct & ethics, harassment, creation of a hostile work environment, excessive absenteeism, insubordination, violation of the Company’s policy on drug & alcohol use, or violent acts or threats of violence; or

vi.
the commission of any act by you, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject the Company to public ridicule or embarrassment, or would likely be detrimental or damaging to the Company’s reputation, goodwill, or relationships with its customers, suppliers, vendors, licensees or employees.

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APPENDIX B
TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
This Appendix to the Agreement applies to Participants whose primary work location is outside the United States. This Appendix applies to RSUs, PSUs and PRSUs, as the case may be (collectively, the "Awards").
1.Responsibility of Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer or the entity to which Participant otherwise provides services (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to Participant’s participation in the Plan and legally applicable to Participant ("Tax-Related Items") is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of an Award, including, but not limited to, the grant, vesting or settlement of an Award, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of an Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)     withholding from the proceeds of the sale of Shares acquired at vesting of an Award, as applicable, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization);
(b)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company or any Subsidiary or Affiliate; or
(c)     withholding Shares to be issued upon vesting of an Award, as applicable;
provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has adverse accounting consequences in which case the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to a vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

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Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

2.	Nature of Grant. In accepting an Award, Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of Awards is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)	all decisions with respect to future Awards, if any, will be at the sole discretion of the Compensation & Organizational Development Committee of the Board of Directors (the "Committee");

(d)
Participant’s participation in the Plan shall not create a right to further employment or service with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship at any time with or without cause;

(e)	Participant is voluntarily participating in the Plan;

(f)	any Awards and the Shares subject to Awards, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)
unless otherwise agreed with the Company, the Awards and Shares subject to the Awards, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of a Subsidiary or Affiliate;

(h)
any Awards and the Shares subject to Awards, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(i)	an Award grant will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary or Affiliate;

(j)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(k)
neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of an Award or of any proceeds due to Participant pursuant to the vesting of an Award or the sale of Shares;

(l)
no claim or entitlement to compensation or damages shall arise from forfeiture of an Award resulting from Participant’s termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of an Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any Subsidiary or Affiliate, waives his or her

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ability, if any, to bring such claim, and releases the Company and any Subsidiary or Affiliate from any such claim; if notwithstanding the foregoing, any such claim is allowed by a competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(m)
unless otherwise provided in the Plan or by the Committee in its discretion, an Award does not create any entitlement to have the Award or any benefits thereunder transferred to, or assumed by, another company nor exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

3.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

4.Termination Date. For purposes of an Award, Participant’s employment or service relationship is considered terminated as of the earlier of (a) the date on which Participant ceases to provide active service to the Company or any Subsidiary or Affiliate and (b) the date on which Participant receives a notice of termination (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service contract, if any) from the Employer. Participant’s right to participate in the Plan will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of an Award (including whether Participant may still be considered to be providing services while on a leave of absence).

5.Retirement. If the Company receives a legal opinion that there has been a legal judgment and/or legal development in Participant’s jurisdiction that likely would result in the favorable treatment that may apply to an Award if Participant terminates employment after attaining age 65 or after attaining any other age (possibly with a certain number of years of service) being deemed unlawful and/or discriminatory, the Company may determine that any such favorable treatment shall not be applicable to Participant.

6.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in any Award grant materials by and among, as applicable, the Employer, the Company, and its other Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.

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Participant understands that Data will be transferred to Merrill Lynch or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local partner or human resources representative. Participant authorizes the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local partner or human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke Participant’s consent, Participant’s employment or service status and career with the Employer will not be adversely affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant Awards or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local partner or human resources representative.
7.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on Awards and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8.Language. If Participant received any document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

9.Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Awards) under the Plan during such times as Participant is considered to have "inside information" regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to be informed of and compliant with such regulations, and are advised to speak to Participant’s personal advisor on this matter.

10.Foreign Asset/Account Reporting Requirements and Exchange Controls. Participant acknowledges that Participant’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside Participant’s country. Participant may be

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required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations, and Participant is advised to consult his or her personal legal advisor for any details.

11.Governing Law/Venue. The Awards are governed by, and subject to, United States federal and New York state law (without regard to the conflict of law provisions). For purposes of litigating any dispute that arises from an Award, the parties hereby submit and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, or the federal courts for the United States for the Southern District of New York, where the Award is made and/or to be performed, and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

12.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require Participant to accept an Award by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to accept Awards through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.Severability. The provisions of the Agreement (including the Post-Employment Obligations, Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions), are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.Waiver. The waiver by the Company with respect to compliance of any provision of the Agreement (including the Post-Employment Obligations, Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions) by Participant shall not operate or be construed as a waiver of any other provision of the Agreement (including the Post Employment Obligations, Terms and Conditions for Non-U.S. Participants or Country-Specific Terms and Conditions), or of any subsequent breach by Participant or any other participant.

15.Country-Specific Terms and Conditions. Any Awards shall also be subject to the Country-Specific Terms and Conditions for Participant’s country, if any, set forth below. Moreover, if Participant relocates to one of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to Participant, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

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COUNTRY-SPECIFIC TERMS AND CONDITIONS
Terms and Conditions

This document includes additional terms and conditions that govern Awards granted under the Plan if Participant works and/or resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working, transfer employment after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This document also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted in this document as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date by the time Participant vests in Awards or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

If Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working, transfers employment after the Grant Date or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to Participant.

Australia

Notifications

Compliance with Laws. Notwithstanding anything else in the Plan or the Terms and Conditions for Non-U.S. Participants, Participant will not be entitled to and shall not claim any benefits under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth.) (the "Act"), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.

Securities Law Information. If Participant acquires Shares pursuant to an Award and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on disclosure obligations prior to making any such offer.

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Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Participant will be required to file the report.

Canada
Terms and Conditions
Form of Settlement. Notwithstanding any terms and conditions in the Plan or any grant materials, the Awards will be settled in Shares only, not cash.
Termination of Service. This provision replaces Section 4 of the Terms and Conditions for Non-U.S. Participants:
For purposes of an Award, Participant’s employment or service relationship is considered terminated as of the earlier of (a) the date Participant’s employment with the Company or any Subsidiary or Affiliate is terminated; (b) the date on which Participant ceases to provide active service to the Company or any Subsidiary or Affiliate; or (c) the date on which Participant receives a notice of termination from the Employer (in all cases regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service contract, if any). Participant’s rights to participate in the Plan will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of an Award (including whether Participant may still be considered to be providing services while on a leave of absence).
Notifications
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., New York Stock Exchange ("NYSE")).
Foreign Asset/Account Reporting Information. Participant is required to report his or her foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Foreign property includes Shares acquired under the Plan and may include unvested Awards. The unvested Awards must be reported -- generally at a nil cost -- if the $100,000 cost threshold is exceeded because of other foreign property Participant holds. If Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Shares. The ACB would normally equal the Fair Market Value of the Shares at vesting, but if Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. If due, the Form must be filed by April 30 of the following year. Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
China
The following provisions apply only if Participant is subject to exchange control restrictions or regulations in China, as determined by the Company in its sole discretion.

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Terms and Conditions

Settlement of Awards and Sale of Shares. To comply with exchange control regulations in China, Participant agrees that the Company is authorized to force the sale of Shares to be issued to Participant upon vesting and settlement of the Awards at any time (including immediately upon settlement or after termination of Participant’s employment, as described below), and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares (on Participant’s behalf pursuant to this authorization without further consent). Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares and shall otherwise cooperate with the Company with respect to such matters, provided that Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.
Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale of Shares (less any applicable Tax-Related Items, brokerage fees or commissions) to Participant in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth below under "Exchange Control Requirements."
Participant understands and agrees that the Company, in its discretion in the future, may require that any Shares acquired upon settlement of the Awards be immediately sold.
Treatment of Award Upon Termination of Employment or Service. Due to exchange control regulations in China, Participant understands and agrees that any Shares held by Participant under the Plan must be sold within six (6) months following Participant’s termination of employment or service, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange ("SAFE") (the "Mandatory Sale Date"). This includes any portion of Shares that vest upon Participant’s termination of employment or service. Participant understands that any Shares held by Participant under the Plan that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on Participant’s behalf pursuant to this authorization without further consent).
If all or a portion of Shares subject to Participant’s Awards become distributable at some time following Participant’s termination of employment or service, that portion will vest and become distributable immediately upon termination of Participant’s employment or service based on the assumption that the target performance criteria are achieved; provided, however, that if Participant is a "covered employee," within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, the Awards shall become forfeitable as of the date of termination of Participant’s employment. Any Shares acquired by Participant according to this paragraph must be sold by the Mandatory Sale Date, as described above.

Exchange Control Requirements. Participant understands and agrees that, to facilitate compliance with exchange control requirements, Participant is required to immediately repatriate to China the cash proceeds from the sale of the Shares and any dividends paid on such Shares. Participant further understands that such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its Subsidiaries or Affiliates, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The Company may deliver the proceeds to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are

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paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to Participant and due to fluctuations in the Share trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that Participant receives may be more or less than the market value of the Shares on the sale/payment date (which is the amount relevant to determining Participant’s tax liability). Participant agrees to bear the risk of any currency fluctuation between the sale/payment date and the date of conversion of the proceeds into local currency.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
Notifications
Foreign Asset/Account Reporting Information. PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these rules, Participant may be subject to reporting obligations for the Awards and any cash proceeds acquired under the Plan and Plan-related transactions. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard.
France
Terms and Conditions
Language Acknowledgement. En acceptant l'attribution (the "Award"), vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution qui vous ont été communiqués en langue anglaise.
By accepting the Award, Participant confirms having read and understood the documents relating to the Award which were provided to Participant in English.
Notifications
Foreign Asset/Account Reporting Information. If Participant holds Shares outside of France or maintains a foreign bank account (including accounts that were opened and closed during the tax year), Participant is required to report such to the French tax authorities when filing Participant’s annual tax return. Further, if Participant has a foreign account balance exceeding €1,000,000, Participant may have additional monthly reporting obligations. Failure to comply could trigger significant penalties.
Germany
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank. From September 2013, the German Federal Bank no longer will accept reports in paper form and all reports must be filed electronically. The electronic "General Statistics Reporting Portal" (Allgemeines Meldeportal Statistik) can be accessed on the German Federal Bank’s website: www.bundesbank.de.

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Hong Kong
Terms and Conditions

Restrictions on Sale and Transferability. In the event that Shares are vested pursuant to an Award within six months of the Grant Date, Participant (and Participant’s heirs) hereby agrees that such Shares may not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date. Any Shares acquired under the Plan are accepted as a personal investment.
Form of Settlement. Notwithstanding any terms and conditions in the Plan or any grant materials, the Awards will be settled in Shares only, not cash.
Notifications
Securities Warning. An Award and any Shares issued thereunder do not constitute a public offering of securities under Hong Kong law and are available only to service providers of the Company or its Subsidiaries or Affiliates. The Plan, the Plan prospectus and any other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a "prospectus" for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for Participant’s personal use and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Plan or the Plan prospectus, Participant should obtain independent professional advice.
Occupational Retirement Schemes Ordinance Information. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
India

Terms and Conditions

Notifications

Exchange Control Information. Participant must repatriate all proceeds received from the sale of Shares to India within 90 days of receipt and any cash dividends paid on such Shares within 180 days of receipt. Participant will receive a foreign inward remittance certificate ("FIRC") from the bank where Participant deposits the foreign currency. Participant should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Account/Asset Reporting Information. Participant is required to declare in his or her annual tax return (a) any foreign assets held by Participant or (b) any foreign bank accounts for which Participant has signing authority. It is Participant’s responsibility to comply with this reporting obligation, and Participant is advised to confer with his or her personal tax advisor in this regard.

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Italy

Terms and Conditions

Data Privacy Notice. The following provision replaces in its entirety Section 6 of the Terms and Conditions for Non‑U.S. Participants:
Pursuant to Section 13 of Legislative decree 196/2003 (the "Privacy Code"), the Company informs Participant of the following in relation to the collection, use and transfer, in electronic or other form, of Participant’s personal data by and among, as applicable, the Employer and the Company exclusively for the purpose of implementing, administering, and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number or code, salary, nationality, job title, e-mail address, designated beneficiary, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor ("Data"). Said Data will be processed by the Company exclusively for the purpose of implementing, administering and managing the Plan. For example, Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant is aware that providing the Company with the Data is necessary for the implementation, administration and management of Participant’s participation in the Plan and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its obligations under the Plan and may affect Participant’s ability to participate in the Plan.
According to Art. 3 of the Privacy Code (data minimization principle), the information systems and software are configured by minimizing the use of personal and identification data which are not necessary to meet the purposes for which Data have been collected. Participant is aware that Participant Data shall be accessible within the Company only by the persons who need to access it because of their duties and position in relation to the implementation, management and administration of Participant’s participation in the Plan in their capacity as persons specifically charged with data processing operations by the Representative of the Controller as below specified and by the Data Processor, if appointed. The Controller of personal data processing is Carla Reggiani at V.le Aldo Moro, 27 Casalecchio di Reno (Bo), Italy.

Participant understands that Data may be transferred to Merrill Lynch or such other third parties assisting in the implementation, administration and management of the Plan, including Participant’s requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired pursuant to Participant’s participation in the Plan. The Data also may be communicated to other companies of the Company, to professionals, independent consultants and business partners of the Company, and to whomever is the legitimate addressee of communications as provided by applicable laws and regulations. The Data will under no circumstances be further disseminated. Furthermore, these recipients, who may receive, possess, use, retain and transfer such Data as data Controller or Processor, as applicable, for the above mentioned purposes, may be located in any country, or elsewhere, also outside of the European Union and the recipient’s country may have different data privacy laws and protections than Participant’s country.

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The processing activity, including any communication, of the transfer of Data abroad, out of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes specified above shall take place under automatised or non-automatised conditions that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific but not limited reference to Annex B to the Privacy Code (Technical Specifications Concerning Minimum Security Measures).
Participant understands that his or her Data will be held only as long as is required by the law or is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that, pursuant to Art. 7 of D.lgd 196/2003, Participant has the right including, but not limited to, at any moment, to access, delete, update, request the rectification of Participant’s Data and cease, for legitimate reasons, the date processing. Furthermore, Participant is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Representative of the Controller as above specified.
Plan Document Acknowledgment. Participant acknowledges that her or she has read and specifically and expressly approve the sections of the Plan and the Terms and Conditions for Non‑U.S. Participants, as well as the Data Privacy Notice above.

Notifications

Foreign Asset/Account Reporting Information. If Participant is an Italian resident who, at any time during the fiscal year, holds foreign financial assets (including cash and Shares) which may generate income taxable in Italy, Participant is required to report these assets on Participant’s annual tax return for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.
Tax Information. Italian residents may be subject to tax on the value of financial assets held outside of Italy. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year. For the purposes of the market value assessment, the documentation issued by the Plan broker may be used.

Japan

Notifications

Foreign Asset/Account Reporting Information. If Participant is a resident of Japan or a foreign national who has established permanent residency in Japan, Participant will be required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to Participant and whether he or she will be required to report details of any outstanding Awards or Shares held by Participant in the report.

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Korea

Notifications

Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of shares of Stock or receipt of dividends in a single transaction are required to repatriate the proceeds to Korea within 18 months of receipt.

Foreign Asset/Account Reporting Information. Participant will be required to declare all foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) in countries that have not entered into an "intergovernmental agreement for automatic exchange of tax information" with Korea to the Korean tax authorities and file a report if the monthly balance of such accounts exceeds a certain limit (currently KRW 1 billion or an equivalent amount in foreign currency). Participant should consult his or her personal tax advisor regarding reporting requirements in Korea, including whether or not there is an applicable intergovernmental agreement between Korea and any other country where Participant may hold Shares or cash acquired in connection with the Plan.

Panama

There are no country-specific provisions.

Singapore

Notifications

Securities Law Information. The grant of Awards is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Chap. 289, 2006 Ed.) ("SFA") for which it is exempt from the prospectus and registration requirements under the SFA and is not made to Participant with a view to the Awards being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Awards are subject to section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Awards in Singapore, unless such sale or offer is made (a) after six months of the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Reporting Information. If Participant is the Chief Executive Officer ("CEO") or a director, associate director or shadow director of a Singapore Subsidiary or Affiliate, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or Affiliate in writing when Participant receives an interest (e.g., Award, Shares) in the Company or any related companies. In addition, Participant must notify the Singapore Subsidiary or Affiliate when Participant sells Shares of the Company or any related company (including when Participant sells Shares acquired pursuant to the Awards). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Participant’s interests in the Company or any related company within two business days of becoming the CEO or a director, associate director or shadow director.

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Spain
Terms and Conditions

Labor Law Acknowledgment. By accepting an Award, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan document.
Participant understands and agrees that, unless otherwise provided in the Plan or any other Award document, the Awards will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of Participant’s employment or service prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a "despido improcedente"), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees or other service providers of the Company or a Subsidiary or Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary or Affiliate on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, Participant understands that the Awards are granted on the assumption and condition that the Awards and the Shares underlying the Awards shall not become a part of any employment or service contract (either with the Company, the Employer or any other Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that the Awards would not be granted to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.
Notifications
Securities Law Notification. No "offer of securities to the public," as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of an Award. The Plan has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. If Participant acquires Shares issued pursuant to an Award and wishes to import the ownership title of such Shares (i.e., share certificates) into Spain, Participant must declare the importation of such securities to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras (the "DGPCIE"). Generally, the declaration must be made in January for Shares acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of Shares acquired or sold exceeds the applicable threshold (currently €1,502,530) (or Participant holds 10% or more of the share capital of the Company or such other amount that would entitle Participant to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable. In addition, Participant also must file a declaration of ownership of foreign securities with the Directorate of Foreign Transactions each January.

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When receiving foreign currency payments derived pursuant to the Awards (e.g., proceeds from the sale of Shares), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. Upon request, Participant will need to provide the institution with the following information: Participant’s name, address, and fiscal identification number; the name and corporate domicile of the Company; the amount of the payment; the currency used; the country of origin; the reasons for the payment; and any additional information required.
Foreign Asset/Account Reporting Information. Participant is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the security (including Shares acquired under the Plan) held in such accounts and any transactions carried out with non-residents if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. If neither the total balances nor total transactions with non-residents during the relevant period exceed €50,000,000, a summarized form declaration may be used. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
In addition, to the extent Participant holds Shares and/or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, Participant will be required to report information on such assets on Participant’s tax return for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported Shares or accounts increases by more than €20,000 as of each subsequent December 31.

Sweden
There are no country-specific provisions.
Switzerland
Notifications
Securities Law Information. The Plan is considered a private offering in Switzerland; therefore, it is not subject to registration under Swiss securities laws. Neither this document nor any other materials relating to the Awards constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Awards may be publicly distributed nor otherwise made publicly available in Switzerland.
Taiwan
Notifications
Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries and Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. Participant may remit foreign currency (including proceeds from the sale of shares of Stock) into or out of Taiwan up to US$5,000,000 per year without special permission. If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

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United Kingdom

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 1 of the Terms and Conditions for Non‑U.S. Participants:
Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from Participant the full amount of income tax that Participant owes in relation to an Award within 90 days after the end of U.K. the tax year in which the taxable event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the "Due Date"), then the amount of income tax that should have been withheld shall constitute a loan owed by Participant to the Employer, effective as of the Due Date. Participant agrees that the loan will bear interest at Her Majesty’s Revenue & Customs’ ("HMRC") official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 1 of the Terms and Conditions for Non‑U.S. Participants.
Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an executive officer or director and the income tax that is due is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant is responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit, which the Company or the Employer may recover from Participant by any of the means referred to in Section 1 of the Terms and Conditions for Non‑U.S. Participants.

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